Exhibit 99.2

CRESCENT BIOPHARMA, INC.

CONDENSED BALANCE SHEETS

(UNAUDITED)

(in thousands except share and per share amounts)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash	$22,429	$34,766
Prepaid expenses and other current assets	409	38
Total current assets	22,838	34,804
Other assets	2,767	813
Total assets	$25,605	$35,617
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$634	$107
Accrued expenses and other current liabilities (1)	4,445	2,225
Related party accounts payable and other current liabilities	8,381	7,221
Warrant liability, related party	824	61
Total current liabilities	14,284	9,614
Long term liabilities
Notes payable, noncurrent(2)	37,482	37,482
Total liabilities	51,766	47,096
Commitments and contingencies (Note 10)

Convertible preferred stock:
Series Seed convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 20,000,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024; liquidation preference of $4,000 as of March 31, 2025 and December 31, 2024	4,000	4,000

Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 shares authorized, 7,054,798 and 7,049,180 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	2,853	2,387
Accumulated deficit	(33,015)	(17,867)
Total stockholders’ deficit	(30,161)	(15,479)
Total liabilities, convertible preferred stock and stockholders’ deficit	$25,605	$35,617

(1)   Includes related party amounts of $784 and $341 as of March 31, 2025 and December 31, 2024, respectively.

(2)   Includes related party amount of $14,993 as of March 31, 2025 and December 31, 2024.

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.

CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands, except share and per share amounts)

Three Months Ended
March 31, 2025
Operating expenses
Research and development(1)	$10,627
General and administrative(2)	3,597
Total operating expenses	(14,224
Loss from operations	(14,224)
Other income (expense):
Interest income	188
Interest expense(3)	(1,112)
Total other expense, net	(924)
Net loss and comprehensive loss	$(15,148)
Net loss per share attributable to common stockholders, basic and diluted	$(18.39)
Weighted-average common shares outstanding, basic and diluted	823,664

(1)	Includes related party amount of $8,777 for the three months ended March 31, 2025.

(2)	Includes related party amount of $466 for the three months ended March 31, 2025.

(3)	Includes related party amount of $445 for the three months ended March 31, 2025.

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.

CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(UNAUDITED)

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock(1)		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2024	20,000,000	$4,000	7,049,180	$1	$2,387	$(17,867)	$(15,479)
Stock-based compensation expense	-	-	-	-	466	-	466
Early exercise of stock options	-	-	5,618	-	-	-	-
Net loss	-	-	-	-	-	(15,148)	(15,148)
Balances as of March 31, 2025	20,000,000	$4,000	7,054,798	$1	$2,853	$(33,015)	$(30,161)

(1)	Includes issuance of 2,049,180 restricted stock awards (see Note 7)

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

Three Months Ended
March 31, 2025
Cash flows from operating activities:
Net loss	$(15,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense(1)	1,229
Non-cash interest expense	2
Changes in operating assets and liabilities:
Accounts payable	518
Accrued expenses and other current liabilities(2)	1,759
Related party accounts payable and other current liabilities	1,160
Prepaid expenses and other current assets	(371)
Net cash used in operating activities	(10,851)
Cash flows from financing activities:
Proceeds from early exercise of options	5
Payment of debt issuance costs	(2)
Payment of deferred offering costs	(1,489)
Net cash used in financing activities	(1,486)
Net decrease in cash	(12,337)
Cash at beginning of period	34,766
Cash at end of period	$22,429
Supplemental disclosure of non-cash financing activities:
Deferred offering costs in accounts payable and accrued expenses and other current liabilities	$518

(1)	Includes related party amount of $763 for the three months ended March 31, 2025.

(2)	Includes related party amount of $784 for the three months ended March 31, 2025.

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

1.     Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Crescent Biopharma, Inc. (“Crescent” or the “Company”) was established and incorporated under the laws of the state of Delaware on September 19, 2024. The Company was founded to research and develop cancer therapy candidates licensed from Paragon Therapeutics, Inc. (“Paragon”), an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”). The Company is based in Waltham, Massachusetts and was formed to develop novel therapies for the treatment of solid tumors.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to complete preclinical and clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.

GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 28, 2024, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Gemini Merger Sub Corp., a Delaware corporation, will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger (the “First Merger”), and Crescent will merge with and into Gemini Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” GlycoMimetics following the Merger is referred to herein as the “combined company.” The combined company will be led by Crescent’s management team and will focus on developing cancer therapies for the treatment of solid tumors. Refer to Note 14 for subsequent events related to the closing of the transaction on June 13, 2025.

In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into an amended and restated subscription agreement (the “Subscription Agreement”) with certain investors, including certain investors of the Company, pursuant to which the Company agreed to issue and sell to such investors in a financing transaction (the “Crescent Pre-Closing Financing”) shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock at an estimated purchase price of $1.9110 per share of common stock and $1.9109 per pre-funded warrant, for gross proceeds of approximately $200.0 million (which includes $37.5 million of gross proceeds previously received by Crescent from the issuance of its convertible notes (the “Convertible Notes”) and accrued interest on such notes), which will precede the closing of the Merger. Shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock issued pursuant to the Crescent Pre-Closing Financing will be converted into shares of GlycoMimetics common stock and pre-funded warrants to purchase share of GlycoMimetics common stock in accordance with the exchange ratio at the effective time of the close of the transaction. Refer to Note 14 for subsequent events related to the closing of the transaction on June 13, 2025.

Immediately prior to the consummation of the Merger on June 13, 2025, GlycoMimetics effected a 1-for-100 reverse stock split of its common stock (the “Reverse Stock Split”). The Combined Company was re-domesticated and incorporated under the laws of the Cayman Islands on June 13, 2025.

These condensed financial statements reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for a fair statement of the Company’s financial position as of March 31, 2025, and its results of operations and cash flows for the three months ended March 31, 2025. The condensed balance sheet as of December 31, 2024, included in the condensed balance sheets was derived from the Company’s audited financial statements. The condensed financial statements and accompanying notes are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial reporting and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and therefore do not include all information and disclosures normally included in the annual financial statements.

The results for the three months ended March 31, 2025 are not necessarily indicative of results expected for the full fiscal year or any subsequent interim period.

Going Concern

Since inception, the Company has devoted substantially all of its resources to advancing the development of its programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its potential product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution. As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidates through development, seeks regulatory approval and prepares for and, if any of its potential product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $15.1 million and used net cash of $10.9 million for operating activities during the three months ended March 31, 2025. As of March 31, 2025, the Company had an accumulated deficit of $33.0 million.

The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting future pre-clinical activities and clinical trials and manufacturing for its existing product candidates and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. The Company expects that its existing cash of $22.4 million as of March 31, 2025, together with the proceeds of $159.5 million, which is net of $37.5 million of gross proceeds previously received by Crescent from the issuance of its convertible notes and approximately $3.0 million of accrued interest on such notes, received from the closing of the Merger and Crescent Pre-Closing Financing on June 13, 2025, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the date these condensed financial statements were available to be issued.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within these financial statements include but are not limited to research and development expenses and any applicable prepaid or accrued costs and the valuation of stock-based compensation awards and related expenses. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results may differ materially from those estimates or assumptions.

Segment Information

The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information for purposes of evaluating financial performance and allocating resources (see Note 13).

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash. The Company maintains its cash balances at an accredited financial institution in amounts that, at times, may exceed federally insured limits. However, the Company has not experienced any losses on its deposits of cash.

The Company is dependent on third-party organizations to research, develop, manufacture, and process its potential product candidates for its development programs. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon (see Note 9).

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the common or preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations and comprehensive loss. As of March 31, 2025, deferred offering costs of $2.8 million were recorded as Other assets in the condensed balance sheet.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — Quoted prices in active markets that are identical assets or liabilities.

●	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their relatively short maturity periods. The Company accounts for its Convertible Notes at amortized cost, which approximates fair value utilizing Level 2 inputs.

Classification of Convertible Preferred Stock

The Company has classified the Series Seed convertible preferred stock (the “Convertible Preferred Stock”) outside of stockholders’ deficit on the Company’s condensed balance sheet because the holders of such stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

The Convertible Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 5). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a deemed liquidation event becomes probable.

Convertible Notes Payable

The Company accounts for the Convertible Note (as defined in Note 4) at amortized cost. The Company considered if optional conversion features are required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the Convertible Note were recorded as a debt discount, amortized over the term of the Convertible Note (see Note 4) and were accounted for as interest expense in other income (expense), net within the condensed statement of operations and comprehensive loss using the effective interest method.

Research and Development Contract Costs Accruals

The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted to date by vendors, including the Company’s related party Paragon (see Note 9), and contract manufacturing organizations (“CMOs”), and in future periods may involve contract research organizations (“CROs”).

The Company accrues for expenses resulting from obligations under its discovery and option agreements (the “Option Agreements”) by and among the Company, Paragon and Parascent Holding LLC (“Parascent”), and agreements with CROs, CMOs and other vendors for which payment flows may not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO or other outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of March 31, 2025, the Company has not experienced any material deviations between accrued and actual research and development expenses.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, stock-based compensation, employee benefits and external costs of vendors and consultants engaged to conduct research and development activities, which include amounts reimbursed to Paragon under the Paragon Option Agreements (as defined in Note 9).

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses on the accompanying balance sheet. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs and professional fees.

Commitments and Contingencies

The Company may be subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheet. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of March 31, 2025, no liabilities were recorded for loss contingencies (see Note 10).

Stock-Based Compensation

The Company classifies stock-based compensation expense in its condensed statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company grants stock options, restricted stock awards and restricted stock units that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Forfeitures are accounted for as they occur. The Company has issued stock options, restricted common stock awards (“RSAs”) and restricted stock units (“RSUs”) with service-based vesting conditions only.

The Company measures all stock-based awards granted to employees, directors and non-employees in the form of stock options to purchase shares of its common stock, based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures the fair value of RSAs and RSUs using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company’s common stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of incentive shares and stock-based compensation expense could have been materially different.

Early Exercise of Stock Options

The terms of the 2024 Equity Incentive Plan (the “2024 Plan”) permit option holders to exercise options before their options are vested, subject to certain limitations. The early exercised options are subject to the same vesting provisions in the original stock option awards. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment, at the price paid by the purchaser. While such shares are considered legally outstanding, they are not deemed to be outstanding for accounting purposes until they vest and are therefore excluded from basic and diluted net loss per share until the repurchase right lapses and the shares are no longer subject to the repurchase feature. A liability is recognized related to the cash proceeds of the unvested options and is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses. All early exercised options were unvested and accrued on the condensed balance sheet as of March 31, 2025.

Net Loss per Share Attributable to Common Stockholders

The Company applies the two-class method when computing net loss per share attributable to the Company’s common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings.

The two-class method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all loss for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as, in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the Company’s common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted average number of common shares outstanding for the period, excluding potentially dilutive common shares. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potentially dilutive securities.

For purposes of this calculation, the Company’s outstanding Convertible Preferred Stock, stock options to purchase common stock, unvested RSUs and unvested RSAs are considered potentially dilutive common shares.

The Company generated a net loss for the period presented. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of March 31, 2025. The Company did not have any uncertain tax positions as of March 31, 2025.

Recently Issued Accounting Pronouncement Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of this standard on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.

3.     Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2025	2024
Accrued interest (1)	$1,960	$852
Accrued research and development	1,180	713
Accrued professional and consulting	887	645
Accrued employee compensation and benefits	418	15
Total accrued expenses and other current liabilities	$4,445	$2,225

(1)	Includes related party amounts of $784 and $341 as of March 31, 2025 and December 31, 2024, respectively.

4.     Convertible Notes Payable

In October 2024, the Company entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with a series of investors, pursuant to which the Company issued Convertible Notes with an initial principal amount of $37.5 million (of which $15.0 million is from a related party). The principal amount and all accrued interest of the Convertible Notes will automatically convert into the Company’s common stock or preferred stock in connection with the closing of a Next Equity Financing or other events (e.g., a sale of substantially all Company assets, a merger, etc.). The Convertible Notes accrue interest at a rate of 12.0% per annum, compounded annually. All unpaid interest and principal are scheduled to mature on December 31, 2026 (the “Maturity Date”). Prepayment is not permitted without the prior written consent of the majority of the holders of the Convertible Notes. The principal payment along with the accrued interest on each Convertible Note is due in full on the Maturity Date. Pursuant to the Note Purchase Agreement, the Company has the right to sell and issue additional Convertible Notes up to an aggregate principal amount equal to $37.5 million, in addition to the $37.5 million of initial principal amount of the Convertible Note for a total aggregate principal amount of up to $75.0 million. As of March 31, 2025, the Company had outstanding borrowings of $37.5 million under its Convertible Notes.

Pursuant to the Subscription Agreement, the holders of the Convertible Notes have agreed to contribute such notes as consideration in exchange for shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock in the Crescent Pre-Closing Financing.

The Company assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the embedded features. The Company determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. The Company determined that the conversion options of the Convertible Note, including the conversion features related to a defaulting purchaser and highest interest rate, were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.

The Company paid debt issuance costs of less than $0.1 million in relation to the Convertible Note. The debt issuance costs are reflected as a reduction of the carrying value of Convertible Note on the Company’s balance sheet and are being amortized as interest expense over the term of the Convertible Note using the effective interest method. As of March 31, 2025, the Company recognized interest expense related to the Convertible Note of $1.1 million, which includes non-cash interest expense related to the amortization of debt issuance costs of less than $0.1 million. As of March 31, 2025, the weighted average effective interest rate of the Convertible Note was approximately 12.0%.

5.     Convertible Preferred Stock

On September 19, 2024, the Company issued 20,000,000 shares of the Series Seed Convertible Preferred Stock to a related party, Fairmount Healthcare Fund II L.P., an affiliate fund of Fairmount, at a purchase price of $0.20 per share for gross proceeds of $4.0 million.

Upon the issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features as embedded derivatives.

As of March 31, 2025 and December 31, 2024, Convertible Preferred Stock consisted of the following (in thousands, except share amounts):

	March 31, 2025
		Preferred
	Preferred	Stock Issued			Common Stock
	Stock	and	Carrying	Liquidation	Issuable Upon
	Authorized	Outstanding	Value	Preference	Conversion
Series Seed Preferred Stock	20,000,000	20,000,000	$4,000	$4,000	20,000,000
	20,000,000	20,000,000	$4,000	$4,000	20,000,000

	December 31, 2024
		Preferred
	Preferred	Stock Issued			Common Stock
	Stock	and	Carrying	Liquidation	Issuable Upon
	Authorized	Outstanding	Value	Preference	Conversion
Series Seed Preferred Stock	20,000,000	20,000,000	$4,000	$4,000	20,000,000
	20,000,000	20,000,000	$4,000	$4,000	20,000,000

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.

In addition, the holders of shares of Convertible Preferred Stock are entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

Conversion

Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. Additionally, in the event of a Mandatory Conversion, such as the Merger, each share of Convertible Preferred Stock will be automatically converted into shares of newly created non-voting preferred stock at the applicable conversion ratio then in effect upon (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $1.00 per share resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions, and (ii) the vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting as a single class. The rights, privileges, duties and obligations relating to the non-voting preferred stock are to be determined at the time of a Mandatory Conversion.

The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $0.20 per share for Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is $0.20 per share for Series Seed Convertible Preferred Stock. As of March 31, 2025, each outstanding share of Convertible Preferred Stock was convertible into common stock on a one-for-one basis.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of Series Seed Convertible Preferred Stock. Dividends are non-cumulative. For the period September 19, 2024 (inception) through March 31, 2025, no cash dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

6.     Common Stock

As of March 31, 2025, the Company has the authority to issue a total of 40,000,000 shares of common stock at a par value of $0.0001 per share. As of March 31, 2025, 5,000,000 shares of common stock were issued and outstanding, 2,049,180 shares of common stock in connection with RSAs were issued and outstanding and 5,618 shares in connection with early exercised stock options were issued and outstanding. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors (the “Board of Directors”), subject to the preferential dividend rights of the holders of Convertible Preferred Stock.

As of March 31, 2025, there were 42,658,881 shares of common stock reserved for issuance for the potential conversion of shares of Convertible Preferred Stock into common stock, the exercise of outstanding stock options for common stock and the release of outstanding RSUs for common stock.

7.     Stock-Based Compensation

2024 Equity Incentive Plan

On September 19, 2024, the Board of Directors approved the 2024 Equity Incentive Plan, under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to employees, officers, directors, consultants, and advisors. The 2024 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. Upon adoption, the 2024 Plan authorized 2,049,180 shares of common stock reserved for issuance under the plan. On December 11, 2024, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 6,623,010 shares. On December 27, 2024, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 731,535 shares. On January 13, 2025, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 1,690,944. On March 15, 2025, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 13,473,847. As of March 31, 2025, the total number of shares of common stock reserved for issuance under the 2024 Plan was 24,568,516, with 273,224 shares of common stock available for future grants. On December 11, 2024, the Board of Directors approved an award of stock options to an affiliate of a consultant outside of the 2024 Plan.

Stock Option Valuation

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option- pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards during the three months ended March 31, 2025:

Three Months Ended
March 31, 2025
Expected term (in years)	6.1
Expected volatility	97.1%
Risk-free interest rate	4.2%
Dividend yield	0.0%

Stock Options

The following table summarizes the stock option activity during the three months ended March 31, 2025:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Outstanding balance as of January 1, 2025	7,494,090	$0.89	9.9	$-
Granted	12,130,971	$0.89
Exercised	(5,618)	$0.89
Forfeited or expired	-	$-
Outstanding balance as of March 31, 2025	19,619,443	$0.89	9.8	$9,614
Vested and expected to vest as of March 31, 2025	19,619,443	$0.89	9.8	$9,614
Exercisable as of March 31, 2025	1,658,799	$0.89	9.7	$813

The weighted average grant-date fair value of stock options granted during the three months ended March 31, 2025 was $0.71. During the three months ended March 31, 2025, the aggregate intrinsic value of exercised options and outstanding options was less than $0.1 million and $9.6 million, respectively. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

Restricted Stock Units

In March 2025, the Company issued a total of 3,033,820 RSUs to certain officers and employees at a price of $0.89 per share. The Company’s RSUs have service-based vesting conditions and vest over a four-year period with one quarter of the RSUs vesting on the anniversary of the grant date and the remainder vesting quarterly thereafter, during which time all unvested shares are subject to forfeiture by the Company in the event the holder’s service with the Company voluntarily or involuntarily terminates.

The following table summarizes the RSU activity during the three months ended March 31, 2025:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2024	-	$-
Granted	3,033,820	0.89
Vested	-	-
Forfeited	-	-
Unvested balance as of March 31, 2025	3,033,820	$0.89

Restricted Stock Awards

In September 2024 and October 2024, the Company issued a total of 2,049,180 RSAs to certain directors and consultants at a price of $0.20 per share, the fair value of the common stock. Of the 2,049,180 RSAs issued, 136,612 RSAs were issued to a consultant in exchange for regulatory and strategic services provided to the Company and 1,366,120 RSAs were issued to a consultant in exchange for executive services, and such issuances were determined to be related party transactions (see Note 12). The Company’s RSAs have service-based vesting conditions only and vest over a four-year period or vest upon grant, during which time all unvested shares are subject to forfeiture by the Company in the event the holder’s service with the Company voluntarily or involuntarily terminates.

The following table summarizes the RSA activity during the three months ended March 31, 2025:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2024	1,707,650	$0.20
Granted	-	-
Vested	-	-
Forfeited	-	-
Unvested balance as of March 31, 2025	1,707,650	$0.20

Parascent Warrant Obligation

Under the terms of the Paragon Option Agreements, Parascent will be entitled to grants of warrants to purchase in the aggregate a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, at the fair market value determined by the Board of Directors (the “Parascent Warrant Obligation”). Parascent is an entity formed by Paragon as a vehicle to hold equity in the Company in order to share profits with certain employees of Paragon. The grant dates for the issuance of warrants are expected to be December 31, 2025 and December 31, 2026 as all terms of the award, including number of shares and exercise price, will be known by all parties. Parascent’s warrant has a service inception period for the grant preceding the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. As of March 31, 2025, the estimated fair value of warrants to be granted on December 31, 2025 was $2.0 million. For the three-month period ended March 31, 2025, $0.8 million was recognized as stock-based compensation expense related to the Parascent Warrant Obligation. The warrants expected to be granted to Parascent are liability-classified and after the initial recognition, the liability is adjusted to fair value using an option-pricing model at the end of each reporting period, with changes in fair value recorded in the condensed statement of operations and comprehensive loss.

The following table summarizes the assumptions used in calculating the fair value of the awards:

As of
March 31, 2025
Expected term (in years)	10.0
Expected volatility	96.4%
Risk-free interest rate	4.2%
Dividend yield	0.0%

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the condensed statement of operations and comprehensive loss (in thousands):

Three Months Ended March 31, 2025
General and administrative	$439
Research and development	790
$1,229

As of March 31, 2025, total unrecognized compensation cost related to the unvested stock options was $12.5 million, which is expected to be recognized over a weighted average period of approximately 3.8 years. As of March 31, 2025, total unrecognized compensation cost related to the unvested RSAs was $0.3 million, which is expected to be recognized over a weighted average period of 2.9 years. As of March 31, 2025, total unrecognized compensation cost related to the unvested RSUs was $2.7 million, which is expected to be recognized over a weighted average period of 4.0 years. As of March 31, 2025, the unrecognized compensation cost related to the Parascent Warrant Obligation was $1.2 million, which is expected to be recognized over a weighted average period of 0.8 years.

The following table summarizes the award types of the Company’s stock-based compensation expense in the condensed statement of operations and comprehensive loss (in thousands):

Three Months Ended March 31, 2025
Stock options	$414
RSAs	21
RSUs	31
Parascent warrant obligation	763
$1,229

8.     Income Taxes

There was no income tax provision recorded for the three months ended March 31, 2025. The effective income tax rate for the three months ended March 31, 2025 differed from the 21% federal statutory rate primarily due to the valuation allowance maintained against the Company’s net deferred tax assets.

9.     Paragon Option Agreements

In September 2024, the Company entered into the Antibody Paragon Option Agreement with Paragon and Parascent for CR-001, with the selected targets PD-1 and VEGF. In October 2024, the Company entered into the ADC Paragon Option Agreement with Paragon and Parascent for CR-002, with an undisclosed target (collectively the “Paragon Option Agreements”). Parascent is an entity formed by Paragon as a vehicle to hold equity in the Company in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants. Under the Paragon Option Agreements, the Company has the exclusive option (an “Option”), on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). On March 18, 2025, the Company exercised its option for CR-001 under the Antibody Paragon Option Agreement. Upon the Company’s exercise of its Options and finalization of the related license agreements, it will be required to make non-refundable milestone payments to Paragon of up to $22.0 million for CR-001 and up to $46.0 million for CR-002 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets by mutual agreement with Paragon.

Under the terms of the Paragon Option Agreements, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates, in the case of the Antibody Paragon Option Agreement, and one or more antibody drug conjugates, in the case of the ADC Paragon Option Agreement, directed to certain mutually agreed therapeutic targets of interest to the Company (each, a “Research Program”). The Paragon Option Agreements require the Company, Paragon, and Parascent to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from the Company and two employees from Paragon, with the Company and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to the Company a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target.

Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program- by-Research Program basis until the later of: (i) the end of the option period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) if the Company exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon Option Agreements).The Company may terminate the Paragon Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon Option Agreements or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii)the other party’s bankruptcy.

Under the Antibody Paragon Option Agreement, the Company was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, the Company also issued an aggregate of 5,000,000 shares of common stock to Paragon for an aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. The $1.5 million of research and development costs related to CR-001 reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the CR-001 program to the entry into the Paragon Option Agreement. All of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement. Such direct costs were related to development activities. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. The Company paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in the statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. The Company is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. No pre-development costs were incurred for CR-002 or CR-003 for periods prior to September 19, 2024 (inception).

Under the Paragon Option Agreements, the Company is also responsible for certain additional development costs incurred by Paragon. During the three months ended March 31, 2025, the Company incurred $8.3 million due to Paragon, of which $8.0 million was recognized as research and development expense and $0.3 million was recognized as general and administrative expense in the condensed statements of operations and comprehensive loss. An amount of $8.3 million related to Paragon is included in related party accounts payable and other current liabilities within the condensed balance sheet as of March 31, 2025. During the three months ended March 31, 2025, the Company paid $7.2 million to Paragon for services performed in 2024.

Through the three months ended March 31, 2025, the Company incurred a total of $6.7 million of research and development expenses for CR-001, of which $5.5 million related to development costs incurred by Paragon under the Antibody Paragon Option Agreement. As of March 31 2025, $5.5 million related to CR-001 development costs incurred by Paragon was unpaid and accrued on the condensed balance sheet.

Through the three months ended March 31, 2025, the Company incurred a total of $1.4 million and $1.1 million in research and development expenses related to CR-002 and CR-003, respectively. Of the total CR-002 research and development expenses incurred in the three months ended March 31, 2025, $1.4 million was related to development costs incurred by Paragon under the ADC Paragon Option Agreement for CR-002 and was unpaid as of the balance sheet date. Upon the execution of the Amended and Restated ADC Paragon Option Agreement, the Company was required to reimburse Paragon $1.1 million for upfront research and development costs related to CR-003. The full $1.1 million was unpaid as of the March 31, 2025.

Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the Paragon Option Agreements, provided that any milestone set in the Paragon Option Agreements that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreements and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by the Company pursuant to the Paragon Option Agreements for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, the Company would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Additionally, as part of the Paragon Option Agreements, on each of December 31, 2025 and December 31, 2026, the Company will grant Parascent warrants to purchase an aggregate number of shares equal to 1.00% of its outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of common stock on each respective grant date. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the condensed statement of operations and comprehensive loss (see Note 7).

The Company expenses the fees incurred under the Paragon Option Agreements as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses and general and administrative expenses in the accompanying condensed statement of operations and comprehensive loss.

The Company concluded that the rights obtained under the Paragon Option Agreements represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon Option Agreements did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fees represent a one-time cost on a research program-by-research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Paragon Option Agreements that associated with services being rendered under the related Research Programs is recognized as research and development expense when incurred.

10.     Commitments and Contingencies

401(k) Plan

The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre- tax basis. Matching contributions to the 401(k) Plan may be made at the discretion of management. For the three months ended March 31, 2025, the Company has not recorded any expense related to 401(k) Plan match contributions.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its condensed financial statements as of March 31, 2025.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of March 31, 2025, the Company was not a party to any material legal proceedings or claims.

11.     Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

Three Months Ended
March 31, 2025
Numerator:
Net loss	$(15,148)
Denominator:
Weighted-average common shares outstanding, basic and diluted	823,664
Net loss attributable to common stockholders, basic and diluted	$(18.39)

In accordance with ASC 260, Earnings Per Share, the Company recast its basic and diluted earnings per share computations for the effect of the exchange ratio of 0.1542 on its outstanding common stock during the three months ended March 31, 2025 resulting from the close of the Merger which occurred on June 13, 2025.

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock and early-exercised stock options as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

Three Months Ended
March 31, 2025
Convertible preferred stock (as converted to common stock)	20,000,000
Unvested restricted stock awards	1,707,650
Stock options to purchase common stock	19,625,061
Unvested restricted stock units	3,033,820
44,366,531

12.     Related Party Transactions

Fairmount, Paragon, and Parascent have been identified as related parties of the Company and have engaged in material transactions with the Company. As of March 31, 2025, Fairmount, Paragon, and Parascent owned approximately 74%, 9%, and 9%, respectively, of the outstanding shares of the Company’s stock, assuming the conversion of preferred stock into common stock. Fairmount currently has two representatives appointed to the Company’s Board of Directors. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parascent is an entity formed by Paragon as a vehicle to hold equity in the Company in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive warrants granted to Parascent under the Paragon Option Agreements.

In September 2024, the Company issued and sold an aggregate of 20,000,000 shares of Series Seed Preferred Stock to Fairmount, at a purchase price of $0.20 per share, for gross proceeds of $4.0 million (see Note 5). Paragon subsequently contributed 2,500,000 of such shares to Parascent. In October 2024, Fairmount entered into the Note Purchase Agreement with the Company and holds a Convertible Note with an initial principal amount of $15.0 million (see Note 4).

On October 11, 2024, the Board of Directors issued 136,612 RSAs to a consultant in exchange for regulatory and strategic services provided to the Company. The consultant is an employee of Fairmount. On October 11, 2024, the Board of Directors issued the Company’s interim Chief Executive Officer 1,366,120 RSAs and options to purchase 5,286,600 shares of the Company’s common stock, and the Chief Executive Officer paid $0.2 million for 1,024,590 of such RSAs. The Chief Executive Officer is also a Fairmount employee.

In connection with services provided by Paragon and Parascent under the Paragon Option Agreements, the Company recognized $8.0 million of expenses as research and development expense and recognized $0.3 million of expenses as general and administrative expense in the Company’s condensed statement of operations and comprehensive loss during the three months ended March 31, 2025. As of March 31, 2025, the Company had $8.3 million in related party accrued expenses pertaining to services provided by Paragon and Parascent under the Paragon Option Agreements and reimbursements of recruiting and general and administrative fees included in other current liabilities on the condensed balance sheet. In addition, under the terms of the Paragon Option Agreements, Parascent will be entitled to grants of warrants to purchase an aggregate number of shares equal to 1.00% of outstanding shares of the Company’s common stock, on a fully diluted basis, as of the date of the grants (see Note 7). If the Company exercises its options under the Paragon Option Agreements, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million for CR-001 and $26.0 million for CR-002 upon the achievement of certain clinical development milestones, up to $10.0 million for CR-001 and $20.0 million for CR-002 upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each product developed.

The following is a summary of related party accounts payable and other current liabilities (in thousands):

As of March 31, 2025
Paragon accrued research and development	$8,097
Paragon accrued general and administrative	234
Other	50
$8,381

13.     Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs, CR-001, CR-002 and CR-003. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a company-wide basis for the allocation of resources and the assessment of performance. The Company’s measure of segment profit or loss used to assess performance and allocate resources is net loss and comprehensive loss. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses such as program-level external research and development costs, personnel costs including stock-based compensation expense, and professional and consulting fees, all decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide level. The CODM uses net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and monitoring budget versus actual results. Assets are also managed on a Company-wide basis.

The table below is a summary of the segment loss, including significant segment expenses (in thousands):

Three Months Ended March 31, 2025
CR-001 external research and development costs	$6,740
CR-002 external research and development costs	1,370
CR-003 external research and development costs	1,063
General and administrative personnel costs	1,660
Research and development personnel costs	1,431
Professional and consulting fees	1,736
Other segment items (1)	1,148
Net loss and comprehensive loss	$15,148

(1)	Other expense including interest expense and miscellaneous other expense offset by interest income

14.     Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2025 through June 18, 2025, the date at which the financial statements are available to be issued.

Option and License Agreements

On April 28, 2025, the Company entered into a license agreement for CR-001 consistent with those terms under the Antibody Paragon Option Agreement, as further described in Note 9, including the requirement to make non-refundable milestone payments to Paragon of up to $22.0 million upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product.

On April 28, 2025, the Company entered into an Amended and Restated Paragon ADC Option Agreement to add CR-003 and its three undisclosed targets as well as to engage Paragon to execute a mutually agreed research plan for CR-003, in addition to CR-002 which was included in the original agreement, aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by the Company. In addition, if the Company exercises its option and finalizes the related license agreement, it will be required to make non-refundable milestone payments to Paragon up to $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single digits beginning on the first commercial sale of each developed product.

As of June 18, 2025, the Company has not exercised the options for CR-002 or CR-003.

Equity Awards

In April 2025, the Company authorized an increase in the number of common shares covered by the 2024 Equity Incentive Plan by 6,434,741 shares to 31,003,257 shares and granted options for the purchase of an aggregate of 6,434,741 shares of common stock to employees at an exercise price of $1.38 per share.

On May 2, 2025, the Company granted options for the purchase of an aggregate of 1,179,426 shares of common stock to employees and a consultant at an exercise price of $1.46 per share. On May 30, 2025, the Company granted options for the purchase of an aggregate of 3,298,450 shares of common stock to employees at an exercise price of $1.67 per share.

On April 14, 2025, as a result of Dr. Violin no longer serving as Chief Executive Officer and President, the Company repurchased 885,045 shares of unvested restricted stock at the price Dr. Violin originally purchased such shares, and Dr. Violin agreed to forfeit 3,717,141 unvested stock options.

On April 28, 2025, the Company entered into an amendment to the Merger Agreement whereby the Company may issue RSUs from time to time pursuant to the terms of the amended Merger Agreement.

Sublease Agreement

On May 28, 2025, the Company entered into a sublease agreement with Nano Dimension USA Inc. (“Sublandlord”) whereby the Company would sublet approximately 25,000 square feet of office space located in Waltham, Massachusetts (“Waltham Sublease”). The sublease commencement date is June 1, 2025 with an initial term of 45 months. The total lease payment is expected to be $2.0 million over the initial lease term.

Reverse Recapitalization and Pre-Closing Financing

On June 13, 2025, the Company completed the Merger with GlycoMimetics in accordance with terms of the Merger Agreement pursuant to which, among other matters, First Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, the Company merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics changed its name to “Crescent Biopharma, Inc.” The Combined Company is led by pre-Merger Crescent’s management team and remains focused on developing novel biologics designed to set a new standard for treatment of solid tumors.

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), at the effective time of the First Merger (the “First Effective Time”), (i) each then-outstanding share of Pre-Merger Crescent common stock (including shares of Pre-Merger Crescent common stock issued in connection with the Crescent Pre-Closing Financing) was converted into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Pre-Merger Crescent Preferred Stock was converted into the right to receive a number of shares of GlycoMimetics Series A non-voting convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), equal to the Exchange Ratio divided by 1,000, (iii) each then-outstanding option to purchase Pre-Merger Crescent common stock was assumed by GlycoMimetics and was converted into an option to purchase shares of GlycoMimetics common stock, and (iv) each then-outstanding Pre-Merger Crescent restricted stock unit was assumed by GlycoMimetics; (v) each then-outstanding pre-funded warrant to purchase shares of Pre-Merger Crescent common stock was converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock.

The Exchange Ratio is calculated as 0.1445 shares of GlycoMimetics common stock for each share of Pre-Merger Crescent common stock (and 0.0001445 shares of Series A Preferred Stock for each share of Convertible Preferred Stock) on the Closing Date, which gives effect to a 1-for-100 reverse stock split of GlycoMimetics common shares immediately prior to the Merger.

Immediately prior to the completion of the Merger, and in order to provide Crescent with additional capital for its development programs, Pre-Merger Crescent issued and sold, and certain new and current investors purchased, 85,506,824 shares of common stock of Pre-Merger Crescent and 19,149,690 Pre-Merger Crescent pre-funded warrants, exercisable for 19,149,690 shares of Pre-Merger Crescent common stock, at an estimated purchase price of $1.9110 per share or an estimated purchase price of $1.9109 per warrant, for the aggregate amount of $200.0 million, which includes $37.5 million of proceeds previously received from the issuance of the Convertible Notes (as defined herein) and accrued interest of $3.0 million on such Convertible Notes and the related conversion into 21,200,564 shares of Crescent common stock in connection with the Crescent Pre-Closing Financing. At the Closing of the Merger based on the Exchange Ratio, the Pre-Merger Crescent common stock and pre-funded warrants subscribed for were converted into the right to receive 12,355,716 shares of common stock and 2,767,122 pre-funded warrants. Shares of Pre-Merger Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock issued pursuant to the Subscription Agreement were converted into shares of GlycoMimetics common stock and pre-funded warrants to purchase shares of GlycoMimetics common stock at Closing per the Merger Agreement.